Exhibit 10.44
                      EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") entered into by and between ijob, Inc., an Oklahoma corporation, with its principal place of business at 13800 Benson Road, Edmond, Oklahoma 73013 ("ijob"), and David Mitchell, an individual residing at 2801 E. Memorial Road, Oklahoma City, OK 73013 ("Mitchell").
      WHEREAS, ijob has acquired certain assets and operations ("Software") of Human Technologies, Inc. ("HT"), as more fully described in an Asset Purchase Agreement of even date herewith;
      WHEREAS, Mitchell is knowledgeable about said Software and desires to become employed with ijob subject to terms and conditions of this Agreement.
      WHEREAS, Applied Intelligence Group, Inc. ("AIG") is the sole shareholder of ijob and specifically agrees and gives its consent to certain terms and conditions of this Agreement.
      WHEREUPON, in consideration of the above premises and in consideration of such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, parties agree as follows:

      1. On the first day of June, 1997("Effective Date"), Mitchell shall become an employee of ijob. Mitchell agrees and understands that his employment relationship with ijob is "at-will" and may be terminated by ijob or himself at any time for any reason, and that upon his death or disability or upon the sale of a controlling interest in the stock of ijob by AIG, this Agreement and Mitchell's employment hereunder shall cease.
      2. During the course of this Agreement, Mitchell shall perform such duties, hold such titles, and report as required and specified from time to time by the Board of Directors of ijob.
      3. During the course of this Agreement, Mitchell shall receive the gross sum of Ninety-five Hundred ($9,500.00) Dollars per month, plus any standard employee benefits provided by ijob in the normal course of business, while he is engaged in full-time employment for ijob. If the Board of Directors, in its sole discretion, determines that Mitchell does not maintain a full-time job status with ijob in any given month(s), such salary shall be Four Thousand ($4,000.00) Dollars gross for any such month(s).
      4. During the time that he is employed by ijob under the terms of this Agreement, Mitchell shall maintain a position as a member of the Board of Directors of ijob and, unless otherwise agreed by Mitchell, during such time the number of Directors of ijob shall not exceed three. It is agreed and understood that AIG will vote for and elect Mitchell as a director of ijob during his employment therewith. AIG may elect whomever it chooses as the second ijob Director. It is agreed and understood that during Mitchell's employment, the third ijob Director shall be a person who is nominated by the joint agreement of AIG and Mitchell. In the event that Mitchell's employment terminates for any reason, the provisions of this paragraph shall immediately be of no force and effect, and AIG shall thereafter elect such Directors as it deems appropriate.
      5. During the course his employment by ijob, Mitchell shall not (a) compete with ijob or hold an active interest in any competitor of ijob, (b) make any voluntary or independent use of confidential, trade secret, trademark, copyrightable, patented or patentable, or other proprietary business information of ijob, including, but not limited to, customer lists, computer programs, databases, pricing formulae, designs, research files, or any other related information, whether or not such information is developed by Mitchell during his employment, (c) attempt to procure any rights adverse to ijob in any intellectual property as listed in the preceding clause (b), or (d) engage in any fraud, embezzlement, criminal conduct, or material breach of the terms of this Agreement. If ijob terminates this Agreement as a result of acts described in this paragraph, Mitchell's termination will be "for cause" and he will be entitled to no further compensation or benefits other than have accrued up to the date of his termination, and will not receive severance as described in paragraph 6 below. The restrictions of clauses (b) and (c) within this paragraph shall survive the termination of Mitchell's employment and shall continue to have binding effect until all such protected rights expire by operation of law.
      6. If Mitchell's employment with ijob is terminated other than by operation of paragraph 5 of this Agreement or his death, disability, voluntary separation or upon the sale of a controlling interest in the stock of ijob by AIG, Mitchell will receive severance compensation as follows;
   If         But     Severance compensation will be. . .
   employed   less
   at least   than .
   . . .      . .
   1 month    1 year  equivalent to one year salary as defined
                      in para.3 above and based on his actual
                      earnings up to the date of separation.
   1 year     3       equivalent to two years of salary as
              years   described above.
   3 years            equivalent to three years of salary as
                      described above.

     7. Mitchell hereby represents and warrants that, as of the date of this Agreement, he is not a party to any agreement, contract, understanding, undertaking, or factual circumstance which would in any way restrict or prohibit him from consenting to or performing any of the obligations or duties created by this Agreement.
      8.    The  parties agree that any material breach  of  this
Agreement shall entitle the injured party or parties to seek relief, including, but not limited to, damages, injunctive or other equitable relief, declatory judgments, the costs and attorney's fees of the successful party, accounting, and, if such breach is willful and applicable law otherwise allows, exemplary damages, provided, that any and all disputed claims arising from this Agreement, other than those for equitable relief or involving third parties who object hereto, will be submitted to binding arbitration terms identical to those specified in paragraph 10 of the Asset Purchase Agreement between HT/Mitchell and ijob/AIG of even date herewith.
      9. If any portion of this Agreement is construed by a Court with appropriate jurisdiction to be invalid or unenforceable, such finding shall not affect the remainder of the Agreement or the validity or effect of any other terms herein, and a reasonable valid construction of such unenforceable term, if available, will be deemed by the parties to have been the intended effect of such term.
      10. All notices under the provisions of this Agreement shall be deemed duly given if written and delivered personally or mailed by postage prepaid, certified or registered mail, with return receipt requested.
      11. Neither this Agreement nor any rights or duties hereunder may be assigned or delegated by Mitchell.
      12. This Agreement contains the entire agreement of the parties hereto on its subject matter and supersedes all previous agreements between the parties hereto, written or oral, express or implied, covering the subject matter hereof, except as other documents relating to this agreement are explicitly identified referred to, or incorporated by reference herein.
      13. This Agreement and its terms may not be modified, waived, rescinded, amended, supplemented, or altered, whether in whole or in part, except by a written instrument signed by both ijob and Mitchell.
       14. The terms of this Agreement are effective and enforceable as of the Effective Date, and its provisions will continue to have binding force and effect after the event of termination of the employment of Mitchell to the extent necessary to fulfill the intent of each paragraph herein and consistent with the language thereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the 12th day of June, 1997.

ijob, Inc.                    /s/ David C. Mitchell
                              David Mitchell
By: /s/ David C. Mitchell

Its:   President of Human Technologies
             and President of ijob, Inc.


Applied Intelligence Group, Inc. (consenting and agreeing only as to terms applicable to AIG, Inc. as shareholder of ijob, Inc.)

By: /s/ Robert L. Barcum

Its:  President